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                                                                    Exhibit 23.2

                         INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-71397 of TransDigm Inc. of our report dated November 9, 1998 (except for
Note 18 for which the date is December 3, 1998) relating to the consolidated financial statements of TransDigm Holding Company appearing in the Prospectus, which is part of this Registration Statement, and of our report dated November 9, 1998 relating to the consolidated financial statement schedule appearing elsewhere in the Registration Statement.

We also consent to the reference to us under the headings "Summary Historical and Pro Forma Financial Data," "Selected Historical Consolidated Financial Data" and "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP

Cleveland, Ohio
March 24, 1999